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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made on December 1, 2002, between Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"), and Ms. Kim Horner ("Employee").

                                     RECITAL

         A. The Company is engaged in the operation of retail stores that sell lawn and garden products, Christmas trim-a-tree merchandise, artificial flowers and arrangements, garden and floral crafts and home decorative products (the "Business").

         B. Employee has been, and the Company wishes to continue to employ Employee as, the Senior Vice President, Merchandising and Marketing of the Company, pursuant to the terms of this Agreement. Employees desires to be employed by the Company in that position.

         Therefore, the parties agree as follows:

1. DUTIES AND NATURE OF EMPLOYMENT. During the Employment Term (as defined in
Section 2.1 below), Employee shall, in accordance with this Agreement, be employed by the Company as its Senior Vice President, Merchandising and Marketing and devote her full working time, attention and best efforts to the business of the Company. During the Employment Term, Employee shall comply with all of the Company's corporate policies.

2. TERM.

         2.1 Employment Term. The term of Employee's employment under this Agreement (the "Employment Term") began on December 1, 2002 and shall continue for two years or until earlier terminated in accordance with Section 2.2 of this Agreement. Notwithstanding the termination of the Employment Term pursuant to
Section 2.2 below, Employee's obligations under Sections 6 and 7 shall, according to their terms, survive any termination of Employee's employment and Employee and the Company shall in all events be bound by and comply with the provisions of such applicable Sections at all times after such termination.

         2.2 Termination of Employment Term. The Employment Term shall terminate prior to its expiration upon the earliest to occur of the following:

         (a) the death of Employee, effective as of the date of death;

         (b) the substantial disability of Employee, as determined by a competent medical doctor selected by the Company, for a period of 90 days;

         (c) without "Cause", as defined below, upon written notice to Employee by the Company, effective as of the date of such notice;


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         (d) with "Cause" (defined as gross insubordination, intentional neglect of principal duties, commission of a felony or breach of duty of loyalty in connection with her activities relating to the Company), upon written notice to Employee by the Company, effective as of the date of such notice; or

         (e) upon 45 days prior written notice to the Company by Employee.

         2.3 At Will Employment. While Employee shall have certain rights upon the termination of her employment, Employee's employment hereunder shall be terminable at will, with or without Cause, at any time, and Employee shall have no right to continued employment hereunder.

3. COMPENSATION OF EMPLOYEE. As full compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay Employee, during the Employment Term, the following:

         (a) An annual salary of $225,000, payable in arrears, semi-monthly or otherwise in accordance with the Company's regular payroll procedures. Employee will be eligible for an annual salary increase on or about April 1 of each year based upon individual performance and in accordance with the Company's typical compensation practices for executives;

         (b) Employee will be eligible to earn an annual bonus, based upon the Company's financial performance and upon the Company's evaluation of Employee's performance of operating objectives determined by the Company. The target bonus amount shall be not less than 35% of base salary for each of fiscal year 2003 and 2004; and

         (c) Employee will be eligible for annual stock option grants, based upon the determination of the Board of Directors of the Company (or an appropriate committee thereof) to award annual grants to executives and upon the Company's evaluation of Employee's performance.

4. FRINGE BENEFITS. Employee shall be entitled, during the Employment Term, to receive those benefits generally provided to other executive employees of the Company from time to time.

5. PAYMENTS UPON CERTAIN TERMINATIONS.

         5.1 Termination of Employment.

         (a) If the Employment Term terminates for any reason whatsoever, Employee (or, if applicable, her legal representative) shall be entitled to receive (i) the pro rata portion of Employee's earned but unpaid salary under
Section 3(a) above through the date of termination and (ii) any unpaid annual bonus earned with respect to any fiscal year completed and prior to the date of termination.



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         (b) If the Employment Term terminates pursuant to Section 2.2(c) above, then Employee shall be entitled to receive her annual base salary, as and when it would otherwise have been payable to her, for the longer of (i) one year from the date of termination of the Employment Term or (ii) until November 30, 2004. Nothing in this Section 5.1(b) shall limit the Company's right to terminate the Employment Term under any other subsection of Section 2.2, and discontinue its obligations under this Section 5.1(b), even after the Company's termination of the Employment Term under Section 2.2(c), if the Company learns of facts or circumstances that would make termination under a Section other than Section 2.2(c) appropriate. Employee shall be entitled to purchase health insurance through the Company in accordance with, and for as long as provided by, COBRA. During the shorter (I) the term which Employee receives her annual base salary pursuant to the first sentence of this Section 5.1(b) and (II) the period during which Employee is entitled to purchase health insurance through the Company under COBRA, the Company shall pay Employee an amount equal to her cost of such health insurance at the same time Employee's payments for such health insurance are due to the Company; provided, that if Employee obtains employment with a third party during the period in which Employee is entitled to be paid the cost of her health insurance pursuant to this Section, and Employee is eligible to obtain health insurance through such third party, then the Company shall no longer be obligated to pay Employee the cost of her health insurance pursuant to this Section.

         5.2 Limitation of Termination Payments and Withholding of Taxes. Except as set forth in this Agreement, the termination payments described in this
Section 5 shall be in lieu of any termination or severance payments required by Company policy or applicable law (including unemployment compensation) and shall constitute Employee's exclusive rights and remedies with respect to termination of her employment with the Company, other than rights or remedies that Employee or her estate may have under the Company's employee benefit plans. The Company may withhold from any payments under this Section 5 all applicable federal, state, city or other taxes required by applicable law to be so withheld.

6. CONFIDENTIALITY AND NON-COMPETITION.

         6.1 Confidential Information.

         (a) Employee shall not, except as required by her duties to the Company, as authorized by the Board of Directors of the Company or as required by law, at any time during or after the termination of her employment with the Company, directly or indirectly use, publish, disseminate, distribute or otherwise disclose any Confidential Information (as defined below). Employee shall keep all Confidential Information in trust for the use and benefit of the Company. Employee shall take all reasonable steps necessary or reasonably requested by the Company to ensure that all Confidential Information is kept confidential for the sole use and benefit of the Company.

         (b) Upon termination of her employment by the Company or at any other time the Company may so request, Employee shall promptly deliver to the Company all materials constituting Confidential Information (including all copies) that are in her possession or under her control and Employee shall not make or retain any copy of or extract from such materials.



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         (c) For purposes of this Section 6.1, "Confidential Information" means any proprietary or confidential information of or relating to the Company that is not generally known in any industry in which the Company is or may become engaged and which is material to the Company. Employee acknowledges that the Confidential Information of the Company is valuable, special and unique to the business of the Company and on which such business depends, and is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company.

         6.2 Non-Competition. During the longer of (i) the period through November 30, 2004, and (ii) the period through the date one year after the termination of the Employment Term, Employee shall not, either directly or indirectly, through any person or entity:

         (a) Hire any person who is then employed by, is a consultant to or is an agent of the Company or who was employed by, a consultant to or an agent of the Company at any time during the three months prior to such date, or encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate her or her employment, consultation or agency with the Company.

         (b) Take any action intended to, or which otherwise does, interfere with the Company's relationship with any supplier, vendor, lender, shareholder or other party.

         (c) Be engaged by, consult with, or invest in, any person or entity doing business in any state in which the Company does business, the principal business of which is the sale of lawn and garden and/or Christmas merchandise, except that Employee may own stock in a corporation which may be engaged principally in the sale of lawn and garden and/or Christmas merchandise, whose shares are listed for trading on a national or regional stock exchange or trade on the over-the-counter market, provided that Employee owns, in the aggregate, fewer than 2% of the issued and outstanding shares of such corporation.

7. REMEDIES.

         7.1 Injunctive Relief. The covenants and obligations contained in Sections 6.1 and 6.2 above relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of such Sections shall cause irreparable injury to the Company, the amount of which shall be difficult if not impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.

         7.2 Cumulative Rights and Remedies. Rights and remedies provided by
Section 7.1 above are cumulative and are in addition to any other rights and remedies the Company may have at law or equity.



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8. MISCELLANEOUS.

         8.1 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed to the Company at its principal executive offices, with a copy to Donald J. Kunz, Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, or to Employee at her address as shown in the Company's records. Any such notice or communication shall be deemed to have been given as of the date so mailed.

         8.3 Assignment. Employee may not assign, transfer or delegate her rights or obligations under this Agreement and any attempt to do so shall be void. Upon any assignment of this Agreement by the Company, the Company shall obtain the written acknowledgement of the assignee or successor that such party is bound by this Agreement. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns and the executors, administrators and other legal representatives of Employee.

         8.4 Counterparts. This Agreement may be signed in counterparts.

         8.5 Governing Law. This Agreement and any dispute relating to or arising out of the matters covered by this Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters (including validity, construction, effect and performance). Each party hereto consents to, and shall submit to, the jurisdiction of the courts of the State of Michigan and of any Federal court whose district includes Troy, Michigan, which shall have exclusive jurisdiction with respect to any action or proceeding, and process in any such action or proceeding may be served in the manner provided by Michigan law for service on foreign corporations or persons.

         8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8.7 Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement. This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought.

                        [Signatures appear on next page.]

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         IN WITNESS WHEREOF, this Agreement has been signed on the date first written above.

                                          Frank's Nursery & Crafts, Inc.,
                                          a Delaware corporation



                                          By: /s/ Keith A. Oreson
                                             ----------------------------------

                                          Its:     VP HR
                                              ---------------------------------



                                            /s/ Kim Horner
                                          -------------------------------------
                                                   Kim Horner





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